Exhibit 4.6

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of December 29, 2005 between HBP Acquisition LLC, a Delaware limited liability company (the “New Guarantor”), the Company, the Existing Guarantors and Wilmington Trust Company, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS, Building Materials Corporation of America, a Delaware corporation (the “Company”), certain guarantors named therein and the Trustee heretofore executed and delivered the Indenture, dated as of July 26, 2004 (as heretofore amended and supplemented, the “Indenture”), providing for the issuance of the 7.75% Senior Notes Due 2014 and the Series B 7.75% Senior Notes Due 2014 (collectively, the “Securities”) (capitalized terms used herein but not otherwise defined have the meanings ascribed thereto in the Indenture);

WHEREAS, as a result of the guarantee by the New Guarantor of the Credit Agreement, pursuant to Section 4.18 of the Indenture the Company is required to cause the New Guarantor to execute and deliver to the Trustee this First Supplemental Indenture pursuant to which the New Guarantor shall provide a Guarantee as set forth in Article X of the Indenture;

WHEREAS, Section 9.01(5) of the Indenture provides that the Company, the Guarantors and the Trustee may amend the Indenture and the Securities without notice to or consent of any Holders of the Securities to add Subsidiary Guarantees; and

WHEREAS, this First Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the New Guarantor.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the existing Guarantors, the New Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Agreement to Guarantee

Section 1.1.  Agreement to Guarantee.  Subject to Section 10.07 of the Indenture, the New Guarantor hereby agrees, jointly and severally with all other Guarantors, irrevocably and unconditionally, to guarantee the punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of all other monetary obligations of the Company under the indenture and the Securities on the terms and subject to the conditions set forth in Article X of the Indenture, which guarantee shall be subject to automatic release in accordance with the provisions of Section 10.09 of the Indenture.

Section 1.2.  Trustee’s Acceptance.  The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under terms and conditions set forth in the Indenture.

ARTICLE II

Miscellaneous

Section 2.1.  Effect of First Supplemental Indenture.  Upon the execution and delivery of this First Supplemental Indenture by the Company, the existing Guarantors, the New Guarantor and the Trustee, the Indenture shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 2.2.  Indenture Remains in Full Force and Effect.  Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect.

Section 2.3.  Indenture and First Supplemental Indenture Construed Together.  This First Supplemental Indenture is an indenture supplemental to and implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read and construed together.

Section 2.4.  Confirmation and Preservation of Indenture.  The Indenture as supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

Section 2.5.  Conflict with Trust Indenture Act.  If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the TIA that is required under the TIA to be part of and govern any provision of this First Supplemental Indenture, the provision of the TIA shall control.  If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

Section 2.6.  Severability.  In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.7.  Benefits of First Supplemental Indenture.  Nothing in this First Supplemental Indenture or the Securities, express or implied, shall give to any

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Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this First Supplemental Indenture or the Securities.

Section 2.8.  Successors.  All agreements of the New Guarantor in this First Supplemental Indenture shall bind its successors except as provided in the Indenture.  All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

Section 2.9.  Certain Duties and Responsibilities of the Trustee.  In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Securities relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

                                Section 2.10.  Governing Law.  This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York. The Trustee, the Company, the Guarantors and the Securityholders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Indenture or the Securities.

Section 2.11.  Multiple Originals.  The parties may sign any number of copies of this First Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  One signed copy is enough to prove this First Supplemental Indenture.

Section 2.12.  Headings.  The Article and Section headings herein are have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

New Guarantor

HBP ACQUISITION LLC

By:	/s/ John M. Maitner
	Name:	John M. Maitner
	Title:	Vice President and Treasurer

Company

BUILDING MATERIALS
CORPORATION OF AMERICA

By:	/s/ John M. Maitner
	Name:	John M. Maitner
	Title:	Vice President and Treasurer

Existing Guarantors

BMCA INSULATION PRODUCTS INC.
BMCA QUAKERTOWN INC.
BUILDING MATERIALS INVESTMENT CORPORATION
BUILDING MATERIALS MANUFACTURING CORPORATION
DUCTWORK MANUFACTURING CORPORATION
GAF LEATHERBACK CORP.
GAF MATERIALS CORPORATION (CANADA)
GAF PREMIUM PRODUCTS INC.
GAF REAL PROPERTIES, INC.
GAFTECH CORPORATION
LL BUILDING PRODUCTS INC.
PEQUANNOCK VALLEY CLAIM SERVICE COMPANY, INC.
SOUTH PONCA REALTY CORP.
WIND GAP REAL PROPERTY ACQUISITION CORP.,

By:	/s/ John M. Maitner
	Name:	John M. Maitner
	Title:	Vice President and Treasurer

Trustee

WILMINGTON TRUST COMPANY

By:	/s/ Kristin L. Moore
	Name:	Kristin L. Moore
	Title:	Financial Services Officer